Exhibit 10.18
Agreement to Amend
Supplemental Benefit Plan
and
Deferred Salary Agreement
The undersigned (“Officer”) and Arkansas Best Corporation (“Company”) hereby enter into the following agreement to amend the Supplemental Benefit Plan and Deferred Salary Agreement.
R E C I T A L S:
A.	Officer is a participant in the Company’s Supplemental Benefit Plan (“SBP”) and has a Deferred Salary Agreement (“DSA”) with the Company.

B.	Officer has accrued, and is eligible to continue to accrue, benefits under each of the SBP and DSA, according to their respective terms and conditions.

C.	The Company has also adopted a long-term incentive plan for certain officers who are not participants in the SBP or DSA.

D.	Upon Officer’s signing this Agreement, then effective January 1, 2007 and thereafter, while employed by the Company or a subsidiary, Officer will be a participant at the same benefit values, terms and conditions as other officers with the same job title employed by the Company or the subsidiary the Officer may then be employed by, in the 2007-2009 LTIP and any future long-term incentive plans, if any, the Company may adopt which replace the 2007-2009 LTIP (collectively “LTIP”), provided that Officer agrees to have Officer’s benefit accruals under each of the SBP and DSA cease as of January 31, 2008.
Therefore, based on the above RECITALS and subject to the following terms and conditions, Officer and Company hereby agree as follows:
1. 2007-2009 LTIP Participant. Officer shall be a participant in the Company’s 2007-2009 LTIP at the benefit values for participants with the Officer’s job title and subject to the other LTIP terms and conditions; a copy is attached as Exhibit 1.
2. Future LTIPs; No Right of Continued Employment. Company shall not be required to continue the benefit rates, terms and conditions in the 2007-2009 LTIP in any future LTIP the Company may choose to provide for Officer. Officer shall be a participant in any future LTIP at the same benefit values, terms and conditions as other participants with the Officer’s then job title with the Company, or the subsidiary with which the Officer is then employed. This Agreement shall not create any agreement or other rights of continued employment with Company or any subsidiary.
3. SBP / DSA Frozen Benefit. Officer’s DSA Frozen Benefit shall be calculated as provided in the DSA using Officer’s years of service and base salary as of January 31, 2008. Officer’s SBP Frozen Benefit shall be calculated as provided for in the SBP using:

(i) the November 2007 GATT rate, and (ii) the Officer’s Final Average Pay, years of service and age, in each case, determined as of January 31, 2008.
Except as modified by this Agreement, each of the SBP Frozen Benefit and DSA Frozen Benefit shall continue as an unfunded benefit payable from the general assets of the Company or the sponsoring subsidiary, when and subject to all the other conditions and terms of the respective SBP and DSA. Neither the SBP Frozen Benefit nor the DSA Frozen Benefit shall be entitled to any increase due to additional benefit accruals, interest or other earnings after January 31, 2008.
Nothing in this Agreement shall alter any benefit the Officer may be entitled to under any pension plan in which the Officer may be a participant.
4. Officer’s Termination Prior to February 1, 2008. If Officer’s employment with Company or its subsidiaries is terminated on or before February 1, 2008, then this Agreement shall become null and void and Officer’s SBP and DSA benefits shall be determined and paid under the terms and conditions of the SBP and DSA as of the date of Officer’s termination.
5. DSA Change in Control. In the event that Officer becomes entitled to a change in control payment under the terms of the DSA, Officer shall be entitled to:
(i)	the DSA change in control benefit payable under Section 14(a) of the DSA using Officer’s base salary and years of service as of 1/31/2008, less the DSA portion of the Frozen Benefit,

Plus,

(ii)	the excess, if any, of the change in control benefits the Officer would otherwise be entitled to under the terms of any LTIP (excluding any restricted stock or other equity awards’ change in control benefit unless the Company has specifically designated such awards as a replacement for the LTIP ) over the amount due under 5(i).
6. The amount due Officer under Section 5 above shall be in addition to the amount due Officer for the DSA Frozen Benefit and the SBP Frozen Benefit.
7. Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which Officer has the right to receive from the Company, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the U.S. Internal Revenue Code (“Code”), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by

Officer in good faith and such determination shall be conclusive and binding on the Corporation with respect to its treatment of the payment for tax reporting purposes.
8. All payments made to Officer under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, if applicable.

Arkansas Best Corporation		OFFICER:

By:

	Robert A. Davidson	[Name]
President – CEO
Date:		Date: